Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Micki Sievwright	J.C. Weigelt
msievwright@sjm.com	jweigelt@sjm.com
Tel 651 756 4615	Tel 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2014 Results

ST. PAUL, Minn. – Jan. 28, 2015 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and full-year ended Jan. 3, 2015.

Fourth quarter highlights:

•                  Net sales increased by approximately 5 percent on a constant-currency basis over the prior year

•                  Sales of the CardioMEMS™ HF System were approximately $12 million

•                  Atrial fibrillation sales increased approximately 17 percent on a constant-currency basis over the prior year

•                  Adjusted net earnings per share of $1.03 increased by approximately 11 percent on a constant currency basis, compared with the prior year

Fourth Quarter and Full-Year 2014 Sales

The company reported net sales of $1.439 billion in the fourth quarter of 2014, a 1 percent increase over net sales of $1.422 billion in the fourth quarter of 2013. On a constant-currency basis, net sales increased by approximately 5 percent over the fourth quarter of 2013.

For the full-year 2014, net sales were $5.622 billion, compared with $5.501 billion in 2013. On a constant-currency basis, net sales increased 4 percent over the prior year.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We’re delivering on our commitment to improving patient outcomes and reducing the economic burden of conditions such as heart failure, atrial fibrillation and chronic pain. Our product portfolio positions us well and provides competitive advantage for St. Jude Medical to accelerate sales growth and drive EPS leverage on a constant currency basis in 2015.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $685 million for the fourth quarter of 2014, a 3 percent decline compared with the fourth quarter of 2013. After adjusting for the impact of foreign currency, CRM sales increased 1 percent. CRM sales for the full-year 2014 were $2.793 billion, flat when compared with 2013. On a constant-currency basis, total CRM sales increased 2 percent from the prior year.

Of that total, ICD product sales were $426 million in the fourth quarter, a 4 percent decline on a reported basis and flat on a constant-currency basis compared with the fourth quarter of 2013. ICD product sales for the full-year 2014 were $1.746 billion, flat when compared with 2013. On a constant-currency basis, ICD sales increased 1 percent over the prior year.

Fourth quarter pacemaker sales were $259 million, a 2 percent decline compared with the fourth quarter of 2013. On a constant-currency basis, pacemaker product sales increased 3 percent in the fourth quarter. Pacemaker sales for 2014 were $1.047 billion, flat when compared with pacemaker sales in 2013. On a constant-currency basis, pacemaker sales increased 2 percent from the prior year.

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $283 million, a 12 percent increase over the fourth quarter of 2013. On a constant-currency basis, AF product sales increased 17 percent over the fourth quarter of 2013. For the full-year 2014, AF product sales were $1.044 billion, an increase of 9 percent over the prior year. On a constant-currency basis, AF product sales increased 11 percent in 2014.

Cardiovascular

Total cardiovascular sales, which primarily include structural heart and vascular products, were $347 million for the fourth quarter of 2014, a 1 percent decline from the fourth quarter of 2013. On a constant-currency basis, cardiovascular sales increased 3 percent in the fourth quarter. Total cardiovascular product sales for 2014 were $1.348 billion, an increase of 1 percent over the prior year. On a constant-currency basis, cardiovascular product sales increased 3 percent in 2014.

Structural heart product sales for the fourth quarter of 2014 were $159 million, down 1 percent on a constant-currency basis from the fourth quarter of 2013. Structural heart product sales for 2014 were $639 million, an increase of 1 percent compared with 2013 or 3 percent on a constant-currency basis.

Sales of vascular products in the fourth quarter of 2014 were $188 million, a 7 percent increase on a constant-currency basis over the fourth quarter of 2013. Vascular product sales for 2014 were $709 million, a 2 percent increase on a constant-currency basis.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $124 million in the fourth quarter of 2014, an 8 percent increase on a reported basis and a 10 percent increase on a constant-currency basis over the prior year. Neuromodulation product sales for 2014 were $437 million, a 3 percent increase over 2013 sales.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter the Company recorded after-tax charges of $65 million, or $0.22 per diluted share, related primarily to impairment charges and ongoing restructuring actions. Also during the fourth quarter, the federal research and development tax credit was extended for the full year 2014. As a result, during the fourth quarter we recorded a $12 million benefit, or $0.04 per diluted share, to income tax expense, representing the cumulative catch-up adjustment of this tax credit for the first three quarters of 2014.

Including these items, reported net earnings for the fourth quarter of 2014 were $245 million, or $0.84 per share. This compares to reported net earnings for the fourth quarter of 2013 of $123 million, or $0.42 per share. For the full-year 2014, reported net earnings were $1.002 billion, or $3.46 per share, compared with reported EPS of $2.49 for the full-year 2013.

Excluding these items, adjusted net earnings for the fourth quarter of 2014 were $298 million, or $1.03 per share. Adjusted net earnings for the full year 2014 were $1.152 billion or $3.98 per share. A reconciliation of the Company’s non-GAAP adjusted results to the Company’s GAAP reported results is provided in the schedules at the end of the press release.

First Quarter and Full-Year 2015 Sales and Earnings Guidance

For the first quarter, St. Jude Medical expects revenue to grow in the range of 2 percent to 4 percent on a constant currency basis with currency negatively impacting first quarter revenue by approximately $85 million to $100 million. For the full-year 2015, we expect total revenue to grow in the range of 3 percent to 5 percent on a constant currency basis with currency negatively impacting full-year 2015 revenue by approximately $325 million to $350 million. During a conference call today, St. Jude Medical will provide its range for revenue expectations for the full-year 2015 by product category.

Beginning in 2015, adjusted earnings excludes after-tax intangible amortization expense. After-tax intangible amortization expense for 2014 was approximately $0.20 per share and for 2015 is anticipated to be approximately $0.22 per share. The company expects its consolidated adjusted net earnings for the first quarter of 2015 to be in the range of $0.90 to $0.92 per share and for full-year 2015 consolidated adjusted net earnings to be in the range of $3.95 to $4.00. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedules at the end of the press release.

Conference Call / Webcast

St. Jude Medical’s fourth quarter and full-year 2014 earnings call can be heard live via webcast today beginning at 7 a.m. CST via the St. Jude Medical Investor Relations website (investors.sjm.com).

Approximately one hour following the call (and archived for 90 days), a replay will be available on the Investor Events and Presentations webpage in the Investor Relations section of the St. Jude Medical website.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

Annual Investor Meeting

The company has scheduled an annual investor meeting for Friday, Feb. 6, 2015, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email St. Jude Medical Investor Relations for more information. The meeting will take place from approximately 8 a.m. to 12:30 p.m. EST, and the general public can listen to the meeting live on the Investor Relations section of our website investors.sjm.com.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2014. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of 4Q14 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)	4Q14 Sales	4Q13 Sales	Reported % Change vs. 4Q13	Constant Currency % Change vs. 4Q13	Reported $ Change vs. 4Q13	Constant Currency $ Change vs. 4Q13	Foreign Currency Impact
Total Sales	$1,439	$1,422	1%	5%	$17	$71	-$54
Total International Sales	$761	$781	-3%	4%
Total U.S. Sales	$678	$641	6%
Worldwide Cardiac Rhythm Management	$685	$705	-3%	1%	-$20	$5	-$25
International Cardiac Rhythm Management	$336	$356	-6%	1%
U.S. Cardiac Rhythm Management	$349	$349	0%
Worldwide ICD	$426	$442	-4%	0%	-$16	-$2	-$14
International ICD	$179	$193	-7%	0%
U.S. ICD	$247	$249	-1%
Worldwide Pacemakers	$259	$263	-2%	3%	-$4	$7	-$11
International Pacemakers	$157	$163	-4%	3%
U.S. Pacemakers	$102	$100	2%
Worldwide Atrial Fibrillation	$283	$252	12%	17%	$31	$43	-$12
International Atrial Fibrillation	$171	$154	11%	19%
U.S. Atrial Fibrillation	$112	$98	14%
Worldwide Cardiovascular	$347	$350	-1%	3%	-$3	$12	-$15
International Cardiovascular	$214	$238	-10%	-4%
U.S. Cardiovascular	$133	$112	19%
Worldwide Structural Heart	$159	$167	-5%	-1%	-$8	-$1	-$7
International Structural Heart	$103	$117	-12%	-6%
U.S. Structural Heart	$56	$50	12%
Worldwide Vascular	$188	$183	3%	7%	$5	$13	-$8
International Vascular	$111	$121	-8%	-2%
U.S. Vascular	$77	$62	24%
Worldwide Neuromodulation	$124	$115	8%	10%	$9	$11	-$2
International Neuromodulation	$40	$33	21%	27%
U.S. Neuromodulation	$84	$82	2%

Summary of 2014 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	2014 Sales	2013 Sales	Reported % Change vs. 2013	Constant Currency % Change vs. 2013	Reported $ Change vs. 2013	Constant Currency $ Change vs. 2013	Foreign Currency Impact
Total Sales	$5,622	$5,501	2%	4%	$121	$195	-$74
Total International Sales	$2,965	$2,905	2%	5%
Total U.S. Sales	$2,657	$2,596	2%
Worldwide Cardiac Rhythm Management	$2,793	$2,783	0%	2%	$10	$42	-$32
International Cardiac Rhythm Management	$1,322	$1,332	-1%	2%
U.S. Cardiac Rhythm Management	$1,471	$1,451	1%
Worldwide ICD	$1,746	$1,741	0%	1%	$5	$20	-$15
International ICD	$695	$714	-3%	-1%
U.S. ICD	$1,051	$1,027	2%
Worldwide Pacemakers	$1,047	$1,042	0%	2%	$5	$22	-$17
International Pacemakers	$627	$618	1%	4%
U.S. Pacemakers	$420	$424	-1%
Worldwide Atrial Fibrillation	$1,044	$957	9%	11%	$87	$104	-$17
International Atrial Fibrillation	$640	$580	10%	13%
U.S. Atrial Fibrillation	$404	$377	7%
Worldwide Cardiovascular	$1,348	$1,335	1%	3%	$13	$36	-$23
International Cardiovascular	$863	$879	-2%	1%
U.S. Cardiovascular	$485	$456	6%
Worldwide Structural Heart	$639	$631	1%	3%	$8	$19	-$11
International Structural Heart	$422	$425	-1%	2%
U.S. Structural Heart	$217	$206	5%
Worldwide Vascular	$709	$704	1%	2%	$5	$17	-$12
International Vascular	$441	$454	-3%	0%
U.S. Vascular	$268	$250	7%
Worldwide Neuromodulation	$437	$426	3%	3%	$11	$13	-$2
International Neuromodulation	$140	$114	23%	25%
U.S. Neuromodulation	$297	$312	-5%

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	January 3, 2015	December 28, 2013
Cash and cash equivalents	$1,442	$1,373
Accounts receivable, net	1,215	1,422
Inventories	784	708
Other current assets	473	407
Property, plant & equipment, net	1,343	1,410
Goodwill	3,532	3,524
Other intangible assets, net	851	911
Other assets	567	493
Total assets	$10,207	$10,248

Current debt obligations	$1,593	$62
Other current liabilities	1,073	1,318
Long-term debt	2,273	3,518
Deferred income taxes	240	240
Long-term other liabilities	784	706
Total equity	4,244	4,404
Total liabilities & equity	$10,207	$10,248

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended

	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Net sales	$1,439	$1,422	$5,622	$5,501
Cost of sales:
Cost of sales before special charges	420	406	1,597	1,529
Special charges	5	24	56	45
Total cost of sales	425	430	1,653	1,574
Gross profit	1,014	992	3,969	3,927

Selling, general & administrative expense	457	455	1,856	1,805
Research & development expense	175	186	692	691
Amortization of intangible assets	24	20	89	79
Special charges	78	183	181	301
Operating profit	280	148	1,151	1,051
Other expense, net	22	19	83	267
Earnings before noncontrolling interest and income taxes	258	129	1,068	784
Income taxes	20	18	113	92
Net earnings before noncontrolling interest	238	111	955	692
Net loss attributable to noncontrolling interest	(7)	(12)	(47)	(31)
Net earnings attributable to St. Jude Medical, Inc.	$245	$123	$1,002	$723

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.84	$0.42	$3.46	$2.49
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) (1)	$1.03	$0.99	$3.98	$3.76

Cash dividends declared per share	$0.27	$0.25	$1.08	$1.00

Weighted average shares outstanding- diluted	290.6	296.2	289.7	290.6

(1) See accompanying reconciliation tables.

Non-GAAP Financial Measures Reconciliations (Unaudited)

	Three Months Ended January 3, 2015

(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$258	$20	7.8%	$238	$(7)	$245	$0.84	100%

Restructuring activities	30	8		22	-	22	0.08
Acquisition-related costs	14	4		10	-	10	0.03
Product field action costs and litigation costs	6	2		4	-	4	0.01
Legal settlements	14	6		8	-	8	0.03
Intangible asset impairment charges	33	12		21	-	21	0.07
R&D credit	-	12		(12)	-	(12)	(0.04)

As adjusted (Non-GAAP)	$355	$64	18.0%	$291	$(7)	$298	$1.03	4%

Unfavorable foreign currency impact vs. 2014							0.07

Constant currency as adjusted (non-GAAP)							$1.10	11%

	Three Months Ended December 28, 2013

(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$129	$18	14.0%	$111	$(12)	$123	$0.42

Restructuring activities	139	42		97	-	97	0.33
Acquisition-related costs	18	3		15	-	15	0.05
Product field action costs and litigation costs	39	14		25	-	25	0.08
Intangible asset impairment charges	29	10		19	-	19	0.06
Discrete income tax expense	-	(15)		15	-	15	0.05

As adjusted (Non-GAAP)	$354	$72	20.3%	$282	$(12)	$294	$0.99

	Year Ended January 3, 2015

(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$1,068	$113	10.6%	$955	$(47)	$1,002	$3.46	39%

Restructuring activities	140	41		99	-	99	0.34
Acquisition-related costs	62	12		50	16	34	0.12
Product field action costs and litigation costs	52	15		37	-	37	0.13
Legal settlements	(13)	(4)		(9)	-	(9)	(0.03)
Intangible asset impairment charges	58	21		37	-	37	0.13
Discrete income tax benefits	-	48		(48)	-	(48)	(0.17)
R&D credit	-	-		-	-	-	-

As adjusted (Non-GAAP)	$1,367	$246	18.0%	$1,121	$(31)	$1,152	$3.98	6%

Unfavorable foreign currency impact vs. 2014							0.10

Constant currency as adjusted (non-GAAP)							$4.08	9%

	Year Ended December 28, 2013

(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$784	$92	11.7%	$692	$(31)	$723	$2.49

Restructuring activities	243	69		174	-	174	0.60
Acquisition-related costs	54	3		51	-	51	0.18
Product field action costs and litigation costs	39	14		25	-	25	0.09
Legal settlements	22	8		14	-	14	0.05
Intangible asset impairment charges	42	15		27	-	27	0.09
Debt retirement costs	161	60		101	-	101	0.35
R&D credit	-	21		(21)	-	(21)	(0.07)

As adjusted (Non-GAAP)	$1,345	$282	21.0%	$1,063	$(31)	$1,094	$3.76

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

Tax rates vary and are applied based on the item’s nature and tax jurisdiction where it is incurred.

Summary of 2014 Amortization Impact on Selected Financial Measures (Unaudited)

Beginning in fiscal 2015, the Company will exclude amortization of intangible assets from its adjusted earnings (non-GAAP).

For comparison purposes, the impacts to selected financial statement line items and effective tax rate are as follows:

(in millions, except per share amounts)	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Fiscal Year 2014

Amortization of intangible assets	$21	$21	$23	$24	$89

Income taxes	(8)	(8)	(8)	(8)	(32)

Net earnings attributable to St. Jude Medical, Inc.	$13	$13	$15	$16	$57

Dilued net earnings per share attributable to St. Jude Medical, Inc.	$0.04	$0.04	$0.05	$0.06	$0.20

Effective tax rate percentage point increase	1.2 pts	1.1 pts	1.1 pts	1.0 pts	1.1 pts

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

2015 Earnings Guidance Reconciliation

(Unaudited)

	First Quarter	Full Year

Estimated 2015 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.77 - $0.79	$3.50 - $3.55
Estimated restructuring activities	0.05	0.15
Estimated acquisition-related costs	-	0.02
Estimated amortization of intangible assets	0.06	0.22
Estimated federal R&D tax credit 2015 extension (1)	0.02	0.06
Estimated 2015 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.90 - $0.92	$3.95 - $4.00

Estimated unfavorable foreign currency impact vs 2014	0.15	0.55 - 0.60
Estimated constant currency 2015 adjusted diluted EPS (Non-GAAP) (2)	$1.05 - $1.07	$4.50 - $4.60
Estimated % change vs 2014 adjusted diluted EPS excluding amortization (Non-GAAP)	4% - 6%	8% - 10%

2014 adjusted diluted EPS (Non-GAAP)	$0.96	$3.98
2014 amortization of intangible assets	0.04	0.20
2014 adjusted diluted EPS excluding amortization (Non-GAAP)	$1.01	$4.17

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

(1)

The federal research and development tax credit has not yet been extended for 2015.  The Company’s above estimated 2015 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (non-GAAP) assumes that the tax credit will be enacted for the full year 2015.

(2)

To measure estimated 2015 adjusted net earnings per share in constant currency, the estimated 2015 adjusted net earnings per share measurement is translated at the comparable prior period 2014 foreign currency exchange rates.

2015 Sales Guidance Reconciliation

(in millions)

(Unaudited)

	First Quarter	Full Year

2014 total sales	$1,363	$5,622
Estimated 2015 sales	$1,305 - $1,320	$5,450 - $5,550
Estimated 2015 % change vs 2014	(4%) - (3%)	(3%) - (1%)

Estimated unfavorable foreign currency impact vs 2014	$85 - $100	$325 - $350
Estimated constant currency 2015 total sales (Non-GAAP) (3)	$1,390 - $1,420	$5,775 - $5,900
Estimated 2015 constant currency % change vs 2014 (Non-GAAP)	2% - 4%	3% - 5%

(3) To measure estimated 2015 net sales on a constant currency basis, the estimated 2015 net sales is translated at the comparable prior period 2014 foreign currency exchange rates.

Non-GAAP Financial Measures

The company provides the following non-GAAP financial measures because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below.  St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

•                  Adjusted earnings before noncontrolling interest and income taxes

•                  Adjusted income taxes and adjusted effective tax rate

•                  Adjusted net earnings before noncontrolling interest

•                  Adjusted net loss attributable to noncontrolling interest

•                  Adjusted net earnings attributable to St. Jude Medical, Inc.

•                  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted EPS growth rate

•                  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted EPS growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the Company’s results of operations.  The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized and other restructuring costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs and integration costs.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Intangible asset impairment charges – These amounts represent non-cash impairments of certain definite and indefinite-lived intangible assets.

Discrete income tax items – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions.

Debt retirement costs – These amounts are associated with the make-whole provisions of long-term notes retired prior to their scheduled maturities.

R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been enacted in all periods presented.

Foreign currency impact – These amounts represent the impact to net sales and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. after translating net sales and the consolidated statement of earnings at comparable prior period foreign currency exchange rates.

The company also provides constant currency sales growth and constant currency adjusted EPS growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted EPS. St. Jude Medical management uses constant currency sales growth and constant currency adjusted EPS growth to forecast and evaluate the operational performance of the company as well as to compare sales and adjusted EPS of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.